EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 27, 2005

FOR IMMEDIATE RELEASE

CONTACTS	Investor Relations:	John Morphy, CFO, or
		Terri Allen	585-383-3406
	Media Inquiries:	Laura Saxby Lynch	585-383-3074

PAYCHEX, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR RESULTS

ROCHESTER, NY, June 27, 2005 — Paychex, Inc. (the “Company”) (NASDAQ:PAYX) today announced record net income of $101.4 million for the three months ended May 31, 2005 (the “fourth quarter”) compared to net income of $61.4 million for the same period last year. Diluted earnings per share increased to $0.27 per share for the fourth quarter from $0.16 per share for the same period last year. These increases were primarily driven by an increase of 15% in total revenues to $379.0 million for the fourth quarter from $330.4 million for the same period last year.

For the fiscal year ended May 31, 2005 (“fiscal 2005”), the Company reported net income of $368.8 million, or $0.97 diluted earnings per share, an increase of 22% over net income of $303.0 million, or $0.80 diluted earnings per share for the prior fiscal year. Total revenues were $1,445.1 million, an increase of 12% over $1,294.3 million for the prior fiscal year.

The year-over-year growth rates for the fourth quarter and fiscal 2005 were due to strong service revenue growth of 12% and the impact of expense charges recorded in the prior fiscal year that related to pending legal matters. These expense charges resulted in a reduction of diluted earnings per share for the fourth quarter and twelve months ended May 31, 2004 (“fiscal 2004”) of approximately $0.04 per share and $0.06 per share, respectively.

“Fiscal 2005 represents our fifteenth consecutive year of record revenues and net income and I am pleased to report that we exceeded our revenue and net income expectations,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “With over 522,000 clients, we continue to grow our ancillary products and experience organic growth in our Payroll service offering. We also began to see the first significant increase in interest earned on funds held for clients since fiscal 2001, as a result of recent steady increases in interest rates. As we begin the year, we expect total revenue growth for fiscal 2006 to be in the range of 11% to 12%. Assuming no change to interest rates, we expect net income growth in the range of 18% to 20%. Excluding the impact of the additional legal charge, net income growth was 14% in fiscal 2005 and 11% in fiscal 2004. We believe we are well positioned for continued growth in fiscal 2006, and we remain committed to our tradition of excellence and professionalism to benefit our clients, our employees and our shareholders.”

SERVICE REVENUES

For the fourth quarter of fiscal 2005, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $358.5 million, an increase of 12% over $318.5 million for the same period last year. For fiscal 2005, service revenues were $1,384.7 million, an increase of 12% over $1,240.1 million for the prior fiscal year.

Payroll service revenue increased 9% for both the fourth quarter and fiscal year ended May 31, 2005 to $285.8 million and $1,136.8 million, respectively, from the same periods last year. Positive year-over-year growth in Payroll service revenue resulted from organic client base growth, increased utilization of ancillary services, and price increases. As of May 31, 2005, 90% of all clients utilized the Company’s tax filing and payment services and 65% of all clients utilized employee payment services. Major Market Services revenue increased 26% and 27% for the fourth quarter and fiscal year ended May 31, 2005 to $46.9 million and $177.7 million, respectively, from the same periods last year.

Human Resource and Benefits service revenue increased 28% and 25% for the fourth quarter and fiscal year ended May 31, 2005 to $72.7 million and $247.9 million, respectively, from the same periods last year. The increases reflect growth in clients for Retirement Services, growth in client employees served by the Company’s Paychex Administrative Services (“PAS”) and Professional Employer Organization (“PEO”) bundled services, and the benefit of revenue from the April 2004 acquisition of Stromberg time and attendance products.

Retirement Services revenue increased 14% and 17% for the fourth quarter and fiscal year ended May 31, 2005 to $23.9 million and $91.4 million, respectively, from the same periods last year. Administrative fee revenue from PAS and PEO products increased 36% and 39% for the fourth quarter and fiscal year ended May 31, 2005 to $19.4 million and $68.8 million, respectively, from the same periods last year.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients increased 73% and 11% for the fourth quarter and fiscal year ended May 31, 2005 to $20.5 million and $60.4 million, respectively, from the same periods last year. The increases in interest on funds held for clients are primarily attributable to higher average interest rates earned and higher average portfolio balances. The average interest rate earned on funds held for clients was 2.6% for the fourth quarter of fiscal 2005 and 2.2% for fiscal 2005, compared with 1.5% and 1.7% for the same periods last year. Average portfolio balances were $3.1 billion for the fourth quarter of fiscal 2005 and $2.8 billion for fiscal 2005, compared with $2.9 billion and $2.5 billion for the same periods last year. Partially offsetting the increases was a decrease in net realized gains on the sales of available-for-sale securities. Net realized gains on sales of available-for-sale securities for the fourth quarter and fiscal year ended May 31, 2005 were $0.1 million and $0.3 million, respectively, compared with net realized gains on sales of available-for-sale securities of $0.9 million and $11.7 million for the same periods last year. Refer to the Company’s Form 8-K filed today for further discussion on interest rate expectations for fiscal 2006.

TOTAL EXPENSES AND OPERATING INCOME

Total operating, selling, general, and administrative expenses decreased 3% for the fourth quarter of fiscal 2005 and increased 6% for fiscal 2005 over the same periods last year. During fiscal 2004, the Company recorded expense charges to increase the reserve for pending legal matters of $26.6 million for the fourth quarter and $35.8 million for the fiscal year. For the fourth quarter and fiscal year ended May 31, 2005 total expenses, excluding the reserve for pending legal matters, increased by 9% and 10%, respectively. These increases are primarily the result of investments in personnel, information technology, and other costs to support organic growth, and additional expenses as a result of the Company’s April 2004 acquisition of Stromberg LLC.

Operating income increased 64% to $142.9 million for the fourth quarter of fiscal 2005 and 23% to $533.8 million for fiscal 2005, respectively, from the same periods last year. Operating income growth in fiscal 2005 was impacted by the $35.8 million expense charge for the reserve for pending legal matters in fiscal 2004, net incremental PEO revenue of $6.7 million in fiscal 2005 and $6.4 million in fiscal 2004, and $3.2 million of expense charges related to the Company’s captive insurance company in fiscal 2005. Operating income exclusive of interest on funds held for clients and these unusual items increased approximately 18% for the fourth quarter of fiscal 2005 and approximately 15% for fiscal 2005.

INVESTMENT INCOME, NET

Investment income, net, earned on the corporate investment portfolio was unchanged for the fourth quarter of fiscal 2005 at $4.3 million and decreased 25% for fiscal 2005 to $12.4 million from the same periods last year. The decreases in fiscal 2005 are primarily attributable to lower net realized gains on sales of available-for-sale securities, partially offset by higher average portfolio balances. The fiscal year ended May 31, 2005 was also impacted by lower average interest rates earned on long-term investments. Average portfolio balances for the corporate investment portfolio were approximately $696.7 million and $599.5 million for the fourth quarter and fiscal year ended May 31, 2005, respectively, compared with average portfolio balances of $520.7 million and $446.9 million, respectively, in the same periods last year. The average interest rate earned for the corporate investment portfolio was 2.4% for the fourth quarter of fiscal 2005 and 2.1% for fiscal 2005, compared with 1.9% and 2.3% in the same periods last year. There were no net realized gains on the sale of available-for-sale securities for the fourth quarter and net realized losses of $0.1 million for the fiscal year ended May 31, 2005, compared with net realized gains of $2.2 million and $7.4 million in the same periods last year.

INCOME TAXES

The Company’s effective income tax rates were 31.0% and 32.5% for the fourth quarter and fiscal year ended May 31, 2005, respectively, compared with 32.7% and 32.6% for the same periods last year. The lower effective tax rate for the fourth quarter of fiscal 2005 is the result of higher levels of tax-exempt income on funds held for clients and on corporate investments. The Company’s effective income tax rate for the fiscal year ended May 31, 2006 is expected to approximate 31.5%.

CONFERENCE CALL

Access the webcast of the Paychex, Inc. Fourth Quarter Earnings Release Conference Call, scheduled for June 28, 2005 at 10:30 a.m. Eastern Time, at www.paychex.com at the Investor Relations home page. The webcast will also be archived on the Company’s Investor Relations home page for approximately one month.

Paychex, Inc.’s news releases, current financial information, SEC filings, and investor relations presentations are also accessible at www.paychex.com.

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The Company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for businesses. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and 10,000 employees servicing approximately 522,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by the Company or its management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s filings with the Securities and Exchange Commission — changes in demand for the Company’s products and services, including its ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workforce; general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, changes in the market value and the credit rating of securities held by the Company; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; changes in technology, including use of the Internet; the possibility of failure of the Company’s operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of clients to meet payroll obligations; the possibility of failure in internal controls or the inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters; and the potential damage to the Company’s business reputation due to these and other operational risks, all of which could cause the Company’s actual results to differ materially from its anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended		For the twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004

Revenues:
Service revenues	$358,501	$318,528	$1,384,674	$1,240,093
Interest on funds held for clients (A)	20,521	11,861	60,469	54,254

Total revenues	379,022	330,389	1,445,143	1,294,347

Expenses:
Operating expenses	83,198	78,120	329,507	303,465
Selling, general, and administrative expenses	152,997	165,320	581,861	557,567

Total expenses	236,195	243,440	911,368	861,032

Operating income	142,827	86,949	533,775	433,315

Investment income, net (A)	4,282	4,283	12,391	16,469

Income before income taxes	147,109	91,232	546,166	449,784

Income taxes	45,628	29,827	177,317	146,834

Net income	$101,481	$61,405	$368,849	$302,950

Basic earnings per share	$0.27	$0.16	$0.97	$0.80

Diluted earnings per share	$0.27	$0.16	$0.97	$0.80

Weighted-average common shares outstanding	378,569	377,813	378,337	377,371

Weighted-average common shares outstanding, assuming dilution	379,831	379,864	379,763	379,524

Cash dividends per common share	$0.13	$0.12	$0.51	$0.47

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Forms 10-K, 10-Q, and 8-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at the Company’s website, www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	May 31,	May 31,
	2005	2004

ASSETS
Cash and cash equivalents	$280,944	$219,492
Corporate investments (A)	426,666	304,348
Interest receivable	31,108	22,564
Accounts receivable, net of allowance for doubtful accounts	161,849	135,764
Deferred income taxes	21,374	25,646
Prepaid income taxes	5,781	1,962
Prepaid expenses and other current assets	20,587	16,938

Current assets before funds held for clients	948,309	726,714
Funds held for clients (A)	2,740,761	2,553,733

Total current assets	3,689,070	3,280,447
Property and equipment, net of accumulated depreciation	205,319	171,346
Intangible assets, net of accumulated amortization (B)	71,458	84,551
Goodwill (B)	405,992	405,652
Other long-term assets	7,277	8,207

Total assets	$4,379,116	$3,950,203

LIABILITIES
Accounts payable	$30,385	$22,589
Accrued compensation and related items	106,635	87,344
Deferred revenue	4,271	3,650
Legal reserve	25,271	35,047
Other current liabilities	28,391	18,049

Current liabilities before client fund deposits	194,953	166,679
Client fund deposits	2,746,871	2,555,224

Total current liabilities	2,941,824	2,721,903
Deferred income taxes	17,759	14,396
Other long-term liabilities	33,858	13,931

Total liabilities	2,993,441	2,750,230

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600,000 shares; Issued and outstanding: 378,629 shares at May 31, 2005 and 377,968 shares at May 31, 2004, respectively	3,786	3,780
Additional paid-in capital	240,700	227,164
Retained earnings	1,147,611	971,738
Accumulated other comprehensive loss	(6,422)	(2,709)

Total stockholders’ equity	1,385,675	1,199,973

Total liabilities and stockholders’ equity	$4,379,116	$3,950,203

(A)	The combined funds held for clients and corporate investments’ available-for-sale securities balance reflected net unrealized losses of $9.9 million at May 31, 2005, compared with net unrealized losses of $4.2 million at May 31, 2004. During fiscal 2005, the net unrealized gain/(loss) position ranged from a net unrealized loss of $14.4 million to a net unrealized gain of $10.6 million. The Company’s investment portfolios reflected a net unrealized loss position of approximately $7.0 million at June 23, 2005.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from five to twelve years using either accelerated or straight-line methods. Goodwill recorded from the fiscal 2003 and fiscal 2004 acquisitions is not amortized, but is tested for impairment on an ongoing basis. The Company’s business is largely homogeneous and substantially all of the goodwill is associated with one reporting unit.